Exhibit 99.2

Comments on 2nd Quarter and 1st Half Fiscal 2017 Results
November 7, 2016

Please note that these comments include forward looking statements. Our actual results may differ materially from anticipated results. Additional information concerning factors that could cause results to differ materially is available in the Form 8K we are filing today, as well as in our recent 10K and 10Q filings.

Haemonetics presents supplemental non-GAAP financial measures. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.
Consistent with our past practice, we have excluded certain costs and charges from our adjusted financial results and adjusted financial guidance. In the second quarter and first half of fiscal 2017 and in guidance for the full year fiscal 2017 we excluded certain charges and reserves related to fiscal 2017 restructuring and turnaround activities, as well as their tax effects. In the second quarter and first half of fiscal 2016 we excluded certain charges for certain restructuring and turnaround activities and their tax effects. The earnings information discussed for all periods, including guidance for future periods, also exclude deal related amortization expense and its tax effects.

Further details of second quarter and first half fiscal year 2017 excluded amounts, including reconciliations of each non-GAAP financial measure with the most comparable GAAP measure and comparisons with the comparable periods of fiscal 2016, are provided in our Form 8K and have been posted to our Investor Relations website. Our press release and website also include reconciliations of our GAAP and adjusted results for reported and prospective periods.

SUMMARY: 2nd Quarter Fiscal 2017 Results

Revenue
In the second quarter of fiscal 2017, total Company revenue was $220 million, flat with the second quarter of fiscal 2016 as reported, and up 1% in constant currency.. Strong performance in the Plasma and Hemostasis Management franchises continued, as did declines in the Blood Center business.

($ million)             Q2FY17 Revenue vs. PY

In the second quarter of fiscal 2017, Plasma franchise revenue was $104 million, an increase of 11% over the prior year second quarter and 12% in constant currency. Shipments of saline and sodium citrate contributed about 6 percentage points of growth in the second quarter. There was also strength in Japan, as increased plasma collections accompany the shift toward double dose platelets.

Hemostasis Management franchise revenue was $16 million in the second quarter of fiscal 2017, as both disposables and total franchise revenue were up 15% as reported and 18% in constant currency. Revenue growth rates were nearly identical to first quarter growth rates, as demand remained strong.

Blood Center franchise revenue was $74 million, down 12% versus the prior year second quarter with no effect from currency:

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Platelet disposables revenue was $31 million, down 10% with no effect from currency, with a continued market shift toward double dose collection techniques in Japan and order weakness in Russia, partially offset by strength in China. The decline in Japan was attributable to the decreasing use of single-dose collection technology by our largest customer in that geography. Approximately 23% of platelet collections in Japan are currently performed with a competitor’s double-dose technology versus 12% a year ago.

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Red cell disposables revenue was $7 million, down 20% with no effect from currency, due to previously announced volume and pricing reductions in U.S. customer contracts, including the implementation of our long-term contract with the American Red Cross during the second quarter. Through this agreement, we expect to achieve 100% of the ARC’s double red cell business, achieving greater volume at a lower price.

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Whole blood disposables revenue was $26 million, down 13% as reported and down 12% in constant currency. Declines in the U.S. whole blood collection market and global price erosion continued. North America whole blood revenue continues to be impacted by reductions in the U.S. red cell transfusion rates. The market decline rate in fiscal 2017 appears to be moderating; however, patient blood management practices have not been implemented at all U.S. hospitals, so declines are expected to continue. Additionally, the previously announced North American leukoreduction filter recall had approximately a $3 million negative impact on second quarter fiscal 2017 revenue.

Cell Processing franchise revenue was $26 million down 8% versus the prior year second quarter and down 6% in constant currency. Surgical, or Cell Saver, revenue was relatively flat in constant currency, while OrthoPAT revenue represented most of the decline in Cell Processing. Within our transfusion management software business, BloodTrack/HaemoBank grew 34% in constant currency to over $2 million in the second quarter.

Gross Profit and Operating Income
Second quarter fiscal 2017 gross margin was 47.3%, down 60 basis points versus the prior year second quarter, and adjusted gross margin was 47.4%, down 110 basis points, . Currency headwinds, reduced pricing in U.S. red cells and unfavorable product mix (greater sales of plasma liquid solutions, lower sales of platelets in Japan) were only partially offset by productivity savings from cost reduction initiatives.

Operating expenses were $79 million and $86 million in the second quarters of fiscal 2017 and 2016, respectively, a decrease of $7 million. Operating expenses included restructuring, turnaround and deal amortization expenses of $9 million and $13 million in the fiscal 2017 and 2016 second quarters, respectively. The benefit from cost reduction initiatives implemented earlier in fiscal 2017 and timing of R&D investments more than offset increased costs of variable compensation.

There was one notable item in the second quarter that impacted our earnings. That item was the North American leukoreduction filter recall, discussed a quarter ago, and its impact was $1 million on operating income, or $0.02 per share in the second quarter of fiscal 2017. Such costs are included in the GAAP and the adjusted gross profit and operating income amounts discussed below.

Second quarter fiscal 2017 operating income was $25 million, up $6 million over the prior year second quarter. Adjusted operating income was $33 million in the second quarters of fiscal 2017 and 2016.

Second quarter operating margin was 11% in fiscal 2017 and 9% in fiscal 2016. Excluding restructuring, turnaround and deal amortization expenses, adjusted operating margin was 15% in both the second quarters of fiscal 2017 and 2016.

Interest Expense, Taxes and EPS

Interest expense associated with loans was $2.0 million in the second quarter of fiscal 2017. The GAAP income tax provisions were 13% of the second quarter fiscal 2017 pre-tax income and 22% of the second quarter fiscal 2016 pre-tax income, while the adjusted income tax rates were 25% and 27% of adjusted pre-tax income in the second quarters of fiscal 2017 and 2016, respectively.

Second quarter earnings per share were $0.38 and $0.25, respectively, in fiscal 2017 and 2016, up 52%. Second quarter adjusted earnings per share were $0.46 and $0.44, respectively, in fiscal 2017 and 2016, up 5%. Both the GAAP and adjusted earnings per share included $0.02 negative impact of the leukoreduction filter recall in the second quarter of fiscal 2017.

SUMMARY: 1st Half Fiscal 2017 Results

There was one notable item in the first half of fiscal 2017 that decreased our revenue and earnings. That item was the North American leukoreduction filter recall, whose impact on lost revenue was $3 million in the first half.

Our manufacturing engineering team determined the root cause, corrected the issue and resumed shipments to customers. We incurred charges of $2 million for product returned, $1 million of inventory on hand and we accrued $1 million of related charges including certain customer claims. Such costs totaling $4 million pre-tax, or $0.08 per share, are included in the GAAP and adjusted gross profit, operating income and earnings per share amounts discussed below.

Revenue

In the first half of fiscal 2017, total Company revenue was $430 million, down 1% versus the prior year second quarter and up 1% in constant currency. Strong performance in the Plasma and Hemostasis Management franchises continued, as did declines in the Blood Center business.

($ million)             1HFY17 Revenue vs. PY

In the first half of fiscal 2017, Plasma franchise revenue was $201 million, an increase of 11% over the prior year first half and 12% in constant currency. Shipments of saline and sodium citrate contributed about 6 percentage points of growth in the first half. There was strength in Japan, as increased plasma collections accompany the shift toward double dose platelets.

Hemostasis Management franchise revenue was $32 million in the first half of fiscal 2017. Disposables revenue grew 15% as reported and 17% in constant currency, while total franchise revenue - including equipment and software - grew 12% as reported and 15% in constant currency.

Blood Center franchise revenue was $145 million in the first half, down 13% over the prior year first half with no effect from currency:

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Platelet disposables revenue was $58 million, down 11% as reported and down 10% in constant currency, with a continued market shift toward double dose collection techniques in Japan and order weakness in Russia, partially offset by strength in emerging markets. The decline in Japan was attributable to the decreasing use of single-dose collection technology by our largest customer there.

•	Red cell disposables revenue was $15 million, down 23% as reported and down 22% in constant currency, due to previously announced volume and pricing reductions in U.S. customer contracts.

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Whole blood disposables revenue was $53 million, down 16% as reported and down 14% in constant currency. Declines in the U.S. whole blood collection market and global price erosion continued. North America whole blood revenue continues to be impacted by reductions in the U.S. red cell transfusion rates. As noted, the North American leukoreduction filter recall had approximately a $3 million negative impact on first half fiscal 2017 revenue.

Cell Processing revenue was $52 million, down 7% versus the prior year first half and down 5% in constant currency. Surgical, or Cell Saver, revenue was relatively flat in constant currency, while OrthoPAT revenue represented most of the decline. BloodTrack/HaemoBank grew 24% in constant currency to $4 million in the first half.

Gross Profit and Operating Income
First half fiscal 2017 gross margin was 45.4%, down 260 basis points versus the prior year first half and adjusted gross margin was 45.7%, down 280 basis points. Currency headwinds, recall expenses, reduced pricing in U.S. red cells and unfavorable product mix were partially offset by savings from cost reduction initiatives.

Operating expenses were $178 million and $185 million in the first halves of fiscal 2017 and 2016, respectively, a decrease of$7 million. Operating expenses included restructuring, turnaround and deal amortization expenses of $34 million in both the fiscal 2017 and 2016 first halves, respectively. First half fiscal 2017 operating expenses also included benefits from cost reduction initiatives implemented early in the fiscal year and timing of R&D investments. These benefits more than offset increased costs of variable compensation.

First half fiscal 2017 operating income was $17 million, down $6 million over the prior year first half. Adjusted operating income was $53 million, down $6 million versus the prior year first half, and included $5 million of currency headwinds.

The leukoreduction filter quality issue that surfaced in the first quarter of fiscal 2017 resulted in $4 million pre-tax, or $0.08 per share, of costs in the first half of the year. Such costs are included in the GAAP and adjusted gross profit and operating income amounts discussed.

First half operating margin was 4% in fiscal 2017 and 5% in fiscal 2016. On an adjusted basis excluding restructuring, turnaround and deal amortization expenses, adjusted operating margin was 12% in the first half of fiscal 2017, down 130 basis points from the first half of fiscal 2016.

Interest Expense, Taxes and EPS

Interest expense associated with loans was $3.9 million in the first half of fiscal 2017.

The income tax provisions were 26% of the first half fiscal 2017 pre-tax income and 31% of the first half fiscal 2016 pre-tax income, while the adjusted income tax rates were 25% and 26% of adjusted pre-tax income in the second quarters of fiscal 2017 and 2016, respectively.

First half earnings per share were $0.18 and $0.24, respectively, in fiscal 2017 and 2016, down 25%. First half adjusted earnings per share were $0.71 and $0.79, respectively, in fiscal 2017 and 2016, down 10%. Both the GAAP and adjusted earnings per share included $0.08 negative impact of the leukoreduction filter recall in the first half of fiscal 2017.

Cash and free cash flow

We ended the first half of fiscal 2017 with $139 million of cash on hand, up $24 million from our fiscal 2016 year end. We repaid $20 million of debt in the first half of fiscal 2017.

In fiscal 2017, including $13 million of net after-tax restructuring and turnaround costs, we reported first half fiscal free cash flow of $28 million, defined as cash provided by operating activities, less net capital expenditures. Excluding the restructuring and turnaround charges, free cash flow was $41 million.

In fiscal 2016, excluding $24 million of restructuring and turnaround charges, free cash flow was $11 million.